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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE

                                                Media Relations Contact:
                                                Wayne Howe
                                                Public Relations
                                                617-242-4424
                                                e-mail: whowe@bigpage.net

                                                Investor Relations Contact:
                                                Frank Yoshino
                                                Treasurer
                                                714-693-2775
                                                e-mail: fyoshino@ccmgate.mti.com


                    MTI MOVES TO THE NASDAQ NATIONAL MARKET



ANAHEIM, CA -- February 24, 1998 -- MTI(TM) Technology Corporation (Nasdaq:MTIC) today reported that effective February 25, 1998, the Company's common stock would resume trading on the Nasdaq National Market under the symbol "MTIC" and would cease trading on the Nasdaq SmallCap Market.

     "We are very pleased to announce today our re-listing on the Nasdaq National Market. This is the end result of the considerable efforts by everyone at MTI over the past two years", said Earl Pearlman, President and Chief Executive Officer since April, 1996. "During this period, the Company has aggressively pursued its strategy of focusing on the development of products and services that meet the requirements and needs of our customers. We believe the successful pursuit of this strategy has resulted in the substantial improvement of the Company's operating performance and balance sheet over the past seven quarters, and that this is an important milestone in the execution of our plans to be a leading provider of high-performance storage solutions in the Open Systems market."

     MTI's mission is to be the premier provider of high-performance, cross-platform data storage management solutions for the enterprise. MTI integrates distributed data management software, a hierarchy of modular storage systems and on-site services to meet the mass storage needs of its customers. Headquartered in Anaheim, CA, the Company offers services and support from more than 40 offices in the United States and Europe. MTI may be reached by phone:
800-999-9MTI or 714-970-0300, fax: 714-693-2256 or e-mail: info@mti.com.
Information can also be accessed via MTI On-Line, the Company's World Wide Web server on the Internet at: http://www.mti.com.

                                      ###

This press release includes forward-looking statements, including statements regarding the Company's product development plans, which are subject to change. The actual results may differ materially from those described in any forward-looking statement.